Exhibit 10.5

February 8, 2017

S.A. Ibrahim

Re:	Consulting Services for Radian Group Inc.

Dear S.A.:

This letter sets forth the terms of the agreement between you and Radian Group Inc. (“Radian”) relating to consulting services that you will provide to Radian and its subsidiaries and affiliated companies (collectively, the “Company”).

1.    Services. Commencing March 6, 2017, you shall provide consulting services to Radian with respect to transition of management, new business opportunities, strategic planning, customer and investor relations and such other matters as the Chief Executive Officer of Radian (“CEO”) may request (the “Services”). You shall exercise reasonable skill and care in providing the Services, and you shall perform the Services in a professional manner, consistent with industry standards. You shall provide the Services to the Company at such times as reasonably requested by the CEO, taking into consideration your other commitments and obligations.

2.    Consulting Fee. As full and exclusive consideration for the Services, Radian shall pay you a consulting fee at the rate of $79,166 per month (which shall be prorated for any period of less than a full calendar month). The consulting fee shall be payable to you in arrears in the month following the month in which the Services were performed.

3.    Incentive Compensation.

a.    You shall be eligible to earn an incentive award (the “Incentive Award”) based on your performance of the Services and the Company’s performance measured over a two-year performance period beginning January 1, 2017 and ending December 31, 2018 (the “Performance Period”) against pre-established metrics established by the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of Radian (the “Board”) consistent with the metrics previously reviewed with you and approved by the Compensation Committee on February 7, 2017. Your target Incentive Award for the Performance Period shall be $3,000,000. Following the first year of the Performance Period (from January 1, 2017 through December 31, 2017), the Compensation Committee shall determine the amount of the Incentive Award, if any, to be awarded to you (your “STI Award”) based on your and the Company’s performance against the performance metrics established by the Compensation Committee as described above. 50% of your STI Award shall be paid to you between January 1, 2018 and March 15, 2018 and in no event later than the date annual incentive awards are paid to executive officers of the Company. The remaining 50% will become your target incentive award for the remaining portion of the Performance Period (your “MTI Target”). Following the conclusion of the Performance Period, the Compensation Committee shall award you a percentage of your MTI Target (from 0% to 115%) based on the Compensation Committee’s determination of performance against the performance metrics established by the Compensation Committee as described above (your “MTI Award”). Your MTI Award shall be paid to you between January 1, 2019 and March 15, 2019 and in no event later than the date annual incentive awards are paid to executive officers of the Company. The Compensation Committee shall make all determinations with respect to the Incentive Award in its sole discretion, consistent with the performance metrics described above.

b.     In the event of your death while providing the Services during the first year of the Performance Period, the STI Award shall be paid in the amount of $1,500,000, at the time described in subsection (a), and your MTI Target shall be $1,500,000. In the event of your death while providing the Services after the first year of the Performance Period, any unpaid STI Award that is awarded based on performance as described in subsection (a), and any MTI Award that is awarded based on performance as described in subsection (a), shall be paid at the applicable payment dates under subsection (a). If you voluntarily terminate this letter agreement before March 5, 2018, no further payments will be made under this Section 3 with respect to performance periods ending after the date of termination. If this letter agreement is terminated by the Company for Cause, no further payments will be made under this Section 3.

4.    Location of Performance of Services; Expense Reimbursement. It is anticipated that you will perform the Services remotely from your home office, and occasionally, as requested by Radian, taking into account your other commitments and obligations, onsite at Radian’s offices or at such other locations as reasonably requested by Radian. Radian will reimburse you for the reasonable expenses related to your travel as requested by Radian in connection with the Services, including to Radian’s offices or other meeting locations. In addition, Radian shall reimburse you for all necessary and reasonable business expenses incurred by you in the performance of the Services. All such expenses shall be reimbursed in accordance with Radian’s business expense reimbursement policies. During the Term, Radian shall provide you with support services as reasonably needed with respect to the Services, including support from an administrative assistant.

5.    Level of Services. You and Radian anticipate that the Services will not exceed 30 hours per month. You and Radian agree that it is reasonably anticipated that your Services hereunder will require you to render Services each month at a level that will not exceed 20% of the average level of your services as an employee of Radian over the preceding 36-month period. You and Radian acknowledge that, for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you will have undergone a “separation from service,” within the meaning of section 409A, from Radian upon the date of your retirement from employment with Radian on March 5, 2017.

6.    Confidentiality; Non-disclosure.

a.    You shall not at any time, during the Term or thereafter, directly or indirectly disclose or reveal to any person or entity any Confidential Information of the Company or of any third parties which the Company is under an obligation to keep confidential, except to the Company, as permitted by subsection (c) below, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall mean all information concerning the business or other affairs of the Company or its customers that you learn or become aware of in connection with the performance of the Services and shall include, without limitation, all trade secrets and other information received from third parties and required to be held in confidence by the Company, all non-public information relating to existing and potential customers, markets, contracts, prices, products, personnel, strategies, policies, systems, procedures, technologies, works, business methods or other methods, know-how, information, data, financial information, processes, trade secrets, inventions, developments, applications and any other information relating to any of the foregoing of the Company, in each case, that you learn or become aware of in connection with the performance of the Services. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by you or made available to you concerning the Services or the Company shall be included in Confidential Information, shall be the Company’s property and upon request from the Company shall be delivered to the Company upon the earlier of termination of this letter agreement or request by the Company. However, Confidential Information shall not include any information that, as of the date of disclosure to you: (i) was generally available to the public through no act or omission of yours or (ii) was independently acquired by you without violating any of your obligations under this letter agreement. You shall not directly or indirectly, either during or after the Term, use or attempt to use any Confidential Information for any purpose except (and then only during the Term) as may be required for you to perform the Services. The Confidential Information and all material, whether in written, non-written, digital, photographic or any other tangible or intangible format, embodying Confidential Information is acknowledged to be the property of the Company.

b.    You understand and acknowledge that you are aware that Confidential Information is or may be material information and that the use of such information may be regulated, restricted or prohibited by applicable laws relating to insider trading or dealing. Moreover, you agree that you shall not use Confidential Information for trading in the securities of the Company, including, but not limited to, Radian, or for any other unlawful purpose.

c.    Nothing in this letter agreement, including any restrictions on the use of Confidential Information, shall prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state, or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of Confidential Information and Trade Secrets, you agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7.    Restrictive Covenants. You acknowledge that you remain subject to the Restrictive Covenants described in Section 3 of the Retirement Agreement (the “Restrictive Covenants”).

8.    Proprietary Information and Work. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you in connection with your performance of the Services (“Work Product”) belong to the Company. You will promptly disclose such Work Product to the Board and perform all actions reasonably requested by Radian (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

9.    Remedies. You acknowledge that because the Services are personal and unique and you will have access to and have become and will become acquainted with the Confidential Information of the Company, and because any breach by you of any of the restrictive covenants contained in Sections 6 through 8 of this letter agreement may result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Sections 6 through 8 of this letter agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Sections 6 through 8 of this letter agreement. You agree that in any action in which the Company seeks injunction, specific performance or other equitable relief, you will not assert or contend that any of the provisions of Sections 6 through 8 are unreasonable or otherwise unenforceable.

10.    Taxes. You shall perform the Services to be provided hereunder as an independent contractor. You shall be responsible for the payment of all applicable taxes arising from your performance of, and payment for, the Services, including without limitation any income and self-employment taxes. The parties agree that the Company shall not withhold any amounts for taxes or pay any of the taxes or fees contemplated in the preceding sentence in connection with your Services to the Company. The Company will report all compensation income under this letter agreement on a Form 1099.

11.    Independent Contractor Relationship. Nothing in this letter agreement shall be construed to create any association, partnership, joint venture or relationship of principal and agent or employer and employee between you and the Company or to provide any party with the right, power or authority to create any such duty or obligation on behalf of the other party. You shall not hold out yourself as an affiliate, agent, officer, director or employee of or partner, joint venturer, co-principal or co-employer with the Company; provided that nothing herein shall prevent you from referring to yourself as a consultant to the Company. You shall not be treated as an employee of the Company for any purpose, including, without limitation, for the purposes of any employee or fringe benefits provided by the Company to its employees including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans, or for withholding tax purposes. There is no employer/employee relationship established by this letter agreement, nor does this letter agreement or the Services hereunder create a promise, actual or implied, of future employment with the Company or any other entity, or for a right to any compensation in lieu of an offer of such employment.

12.    Consultant Representations.

a.    You represent and warrant to Radian that:

(i)    your execution and delivery of this letter agreement and the performance of the Services will not violate the provisions of any agreement to which you are a party or are otherwise bound (including without limitation, confidentiality and non-solicitation obligations);

(ii)    you are not a party to any existing agreement, and during the Term you will not become a party to an agreement, that would prevent you from performing your obligations hereunder or that could conflict with, impair or adversely affect your performance under this letter agreement;

(iii)    the performance of the Services and the manner of such performance by you do not and will not violate or in any way infringe upon any rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright, patent or other intellectual property rights; and

(iv)    you have full legal right to irrevocably assign to the Company all rights in and to the Work contemplated by Section 8.

b.    You shall observe and comply with (i) all applicable laws, rules and regulations in the performance of the Services; and (ii) Radian’s policies and procedures for information security and other policies and procedures applicable to consultants generally as described in Radian’s Code of Conduct, as in effect as of the date of this letter agreement or, with respect to any subsequent changes, as communicated to you by the Company in writing (the “Code of Conduct”).

13.    Assignment. Neither you, on the one hand, nor Radian, on the other hand, may assign or delegate any of your or its rights, duties or obligations hereunder without the prior written consent of the other party; provided, that Radian may, without your consent, assign this letter agreement to any successor by merger or any entity acquiring all or substantially all of Radian’s assets. This letter agreement shall inure to the benefit of, and be binding upon, the parties’ permitted successors and assigns.

14.    Improper Assignment Void. Any purported assignment in violation hereof shall be null and void and of no effect whatsoever.

15.    Effective Date; Term and Termination.

a.    This letter agreement shall be effective as of March 6, 2017. The term of this letter agreement will commence on March 6, 2017 and shall continue through March 5, 2018, or until terminated earlier as described below (the “Term”). The continuation of payments under Section 3 after March 5, 2018 shall not be deemed to extend the Term of the letter agreement or the duration of the period of restriction or application of any Restrictive Covenant.

b.    You and Radian may terminate this letter agreement by mutual agreement before March 5, 2018. Radian may terminate this letter agreement at any time, with or without prior written notice, for Cause (as defined below). This letter agreement shall automatically terminate upon your death.

c.    Upon a termination of this letter agreement as permitted by its terms, Radian shall be obligated to pay you (i) for the Services rendered before the date of termination in accordance with this letter agreement, (ii) any unreimbursed expenses under Section 4, and (iii) any amounts payable under Section 3(b).

d.    For purposes of this letter agreement, “Cause” shall mean any of the grounds for termination of the Services listed below which is not cured by you within the 20-day period following written notice from the Board of the specific grounds that could result in a termination for Cause; provided that you shall only have an opportunity to cure a failure to the extent the failure is curable, as determined by the Board in its sole discretion:

(i)    You shall have been indicted for, convicted of, or plead nolo contendere to, a crime involving fraud, misrepresentation or moral turpitude or any felony (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances);

(ii)    You engage in fraud, dishonesty, theft or misappropriation of funds in connection with the Services;

(iii)    It is determined by a court of competent jurisdiction that you breached any of the covenants or agreements described in Sections 6 through 8 of this letter agreement (other than the Code of Conduct), or materially breached the Code of Conduct;

(iv)    Your gross negligence or willful misconduct in the performance of the Services.

e.    The respective rights and obligations of the parties shall survive the termination or expiration of this letter agreement to the extent necessary to carry out the intentions of the parties hereto, including without limitation, Sections 6 through 8 and Sections 15 and 17 of this letter agreement.

16.    Section 409A. This letter agreement is intended to comply with the “short-term deferral” exception under section 409A of the Code, to the extent applicable.

17.    Indemnification. Radian agrees to indemnify you against all claims arising out of actions or omissions in connection with your provision of the Services, to the same extent and on the same terms and conditions as would be applicable had the Services been provided by an executive officer of Radian under Radian’s bylaws or Radian’s Amended and Restated Certificate of Incorporation. Without limiting the foregoing, you shall have no liability with respect to actions taken by the CEO or other officers, employees or directors of the Company in connection with your provision of the Services; it being understood and agreed that you are providing the Services in an advisory capacity and, consistent with Section 11 of this letter agreement, you have no authority to bind the Company.

18.    No Assignment; Unfunded Agreement. No compensation payable under this letter agreement may be transferred, assigned, pledged or encumbered by you, nor may any compensation under this letter agreement be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights will be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any of your creditors. This letter agreement is an unfunded arrangement. Your rights under this letter agreement will be no greater than the right of an unsecured general creditor of Radian. All compensation will be paid from the general funds of Radian. In the event you die, any payments due to you under this letter agreement and not paid prior to your death shall be made to the personal representative of your estate.

19.    Applicable Law. This letter agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of laws principles.

20.    Integrated Agreement. This letter agreement, the Restrictive Covenants and the Retirement Agreement constitute the entire understanding and agreement between you and Radian concerning the subject matter hereof. This letter agreement supersedes all prior written or oral agreements or understandings existing between you and Radian concerning the subject matter hereof (other than the Retirement Agreement, including the Restrictive Covenants contained therein).

If the foregoing correctly sets forth the agreement between us, please so indicate by signing the copy of this letter agreement in the space set forth below and returning it to me, whereupon it shall constitute our binding agreement.

Very truly yours,

RADIAN GROUP INC.

By:	/s/ Anita Scott
Name:	Anita Scott
Title:	SVP, Chief Human Resources Officer

Date: February 8, 2017

ACKNOWLEDGEMENT AND ACCEPTANCE

I acknowledge receipt of this letter agreement setting forth the terms and conditions governing the engagement to perform Services as an independent contractor and agree to all terms and conditions of this letter agreement, to the extent provided in this letter agreement, including the restrictive covenants described in Sections 6 through 8 of this letter agreement.

/s/ S.A. Ibrahim S.A. Ibrahim

February 8, 2017 Date